Exhibit 99.1

FOR IMMEDIATE RELEASE

Aspen Aerogels, Inc. Appoints Virginia H. Johnson Chief Legal Officer,
General Counsel and Corporate Secretary

Proven Senior Legal Executive with 20 Years of Experience to Join Aspen;

Strong Commitment to Sustainability and Diversity

NORTHBOROUGH, MA, May 19, 2022 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen”, “the Company”), a technology leader in sustainability and electrification solutions, today announced the appointment of Virginia H. Johnson as Chief Legal Officer, General Counsel and Corporate Secretary. Ms. Johnson will report to Don Young, Aspen’s President and Chief Executive Officer.

With 20 years of senior legal experience, Ms. Johnson brings a broad range of legal and business acumen to Aspen. She joins the Company from Schneider Electric North America, a global leader in the digital transformation of energy management and industrial automation, where she served as General Counsel. Prior to her tenure with Schneider, Ms. Johnson served in a variety of roles of increasing responsibility in the legal department of Global Atlantic Financial Group (F/K/A Goldman Sachs Reinsurance Group), most recently as Senior Vice President, Head of Corporate Legal, Associate General Counsel & Secretary (2013 to 2021). As Head of Corporate Legal at Global Atlantic, she held responsibility for enterprise-wide commercial contracting and licensing; corporate governance and regulatory compliance; M&A, transactional work and business integration; intellectual property; legal oversight of cybersecurity, incident response, data privacy/protection, and third party risk; litigation management; and employment law, HR support and executive compensation.

Before joining Global Atlantic, Ms. Johnson was a partner in the Litigation Department of Prince Lobel Tye LLP (2011 to 2013) where her practice concentrated primarily on defending investment firms, private equity funds, and institutional lenders in complex commercial litigation and class actions in federal and state courts. Prior to that, from 2002 to 2011, she was an Associate in the Litigation/Regulatory Department, Securities/Corporate Governance Group, in the New York and Boston offices of Weil, Gotshal & Manges LLP, where her practice focused on securities class action defense, shareholder derivative litigation, regulatory enforcement, corporate governance counseling and internal investigations on behalf of major publicly-traded corporations, privately-held entities, large-bracket investment funds, and banking institutions.

Mr. Young commented, “Ginny joins our management team at an important stage in the Company's development, and we are very pleased to have attracted a professional of her caliber as our General Counsel. She is joining an outstanding group of lawyers at Aspen. She is a smart, articulate and creative leader, and her depth of experience in corporate strategy and legal operations makes her an ideal addition to Aspen’s executive team. Her strong commitment to sustainability and diversity is solidly aligned with Aspen’s priorities. I look forward to her counsel and insight, which I am confident will benefit Aspen and its shareholders.”

“Joining Aspen as its Chief Legal Officer is a tremendous honor, and I am grateful to Don and the Board for entrusting me with this opportunity,” said Ms. Johnson. “I am very impressed with the Aspen team, its long track-record of success, and the vast opportunity that lies ahead to drive Aspen’s growth and its innovation-focused sustainability mission. I look forward to contributing to the long-term success of the Company.”

About Aspen Aerogels, Inc.

Aspen is a technology leader in sustainability. The Company’s aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen’s PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle market. The Company’s carbon aerogel program seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of electric vehicles. Aspen’s Spaceloft® products provide building owners with industry-leading energy efficiency and fire safety. The Company’s Cryogel® and Pyrogel® products are valued by the world’s largest energy infrastructure companies. Aspen’s strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform™ into additional high-value markets. Headquartered in Northborough, Mass., Aspen manufactures its products at its East Providence, R.I. facilities. For more information, please visit www.aerogel.com.

Investor Relations Contact

Laura J. Guerrant-Oiye

VP, IR & Corporate Communications

Phone: (508) 691-1111 x 8

loiye@aerogel.com

Media Contact

Amy Damiano

VP, Marketing

Phone: (508) 691-1111 x 5

adamiano@aerogel.com